Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. RAISES OUTLOOK FOR
THE FOURTH QUARTER AND FULL YEAR 2015 IN ADVANCE OF
THE ICR XCHANGE CONFERENCE

Columbus, Ohio - January 12, 2016 - In advance of its presentation at the ICR Xchange Conference, Express, Inc. [NYSE: EXPR], a specialty retail apparel chain, today updated its guidance for the fourth quarter and full year 2015 ending January 30, 2016, based on its performance during the 2015 holiday season and its expectations for the balance of the period.
David Kornberg, Express, Inc.'s President and Chief Executive Officer, commented: “We were pleased with our holiday results. The solid performance we experienced over Thanksgiving continued through December and into early January as customers responded enthusiastically to our assortment. We believe we are well positioned for the fourth quarter and as a result, we are increasing our fourth quarter and full year guidance."
2015 Guidance:
Fourth Quarter:
Comparable sales are expected to increase by three percent. Net income is currently expected to be in the range of $53 to $55 million, or $0.63 to $0.65 per diluted share on 83.7 million weighted average shares outstanding. This compares to the Company’s previous guidance of a low single digit comparable sales increase and net income of $50 to $54 million, or $0.60 to $0.64 per diluted share on 83.9 million weighted average shares outstanding.
Full Year:
Full year comparable sales are still expected to increase in the mid-single digit range. Net income is currently expected to be in the range of $113 to $115 million, or $1.34 to $1.36 per diluted share. After giving effect to approximately $9.7 million of non-core operating items in connection with the first quarter 2015 redemption of the Company’s Senior Notes, adjusted net income is expected to be in the range of $119 to $121 million, or $1.41 to $1.43 per diluted share on 84.7 million shares outstanding. This compares to the Company’s previous guidance of net income of $110 to $114 million, or $1.31 to $1.35 per diluted share, and adjusted net income of $116 to $120 million, or $1.38 to $1.42 per diluted share on 84.7 million shares outstanding.
Refer to Schedule 1 for a reconciliation of GAAP to Non-GAAP financial measures.
Consistent with past practice, this guidance excludes any additional non-core operating items that may occur.
The Company expects to report fourth quarter and full year 2015 results during the week of March 6, 2016.
ICR XChange:
The Company will present at the 18th Annual ICR XChange Conference being held at the JW Marriott Orlando Grande Lakes in Orlando, FL. The presentation will begin at 2:30 p.m. Eastern Time (ET). David Kornberg, President and Chief Executive Officer, and Perry Pericleous, Senior Vice President and Chief Financial Officer, will host the presentation and Marisa Jacobs, Vice President of Investor Relations, will be in attendance. The Company’s investor presentation will be posted on the Express website by 7:00 a.m. ET on Tuesday, January 12, 2016 and the conference presentation will be webcast live and available for replay for 30 days at www.express.com/investor.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to guidance for the fourth quarter and full year 2015, including statements regarding expected comparable sales, net income, adjusted net income, earnings per diluted share, and adjusted earnings per diluted share. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.
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Schedule 1
Supplemental Information
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in the underlying business. In addition, adjusted earnings per diluted share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure**	$114,084	$1.35	84,681	(a)
Interest Expense (b) *	5,916	0.07
Projected Adjusted Non-GAAP Measure**	$120,000	$1.42

(a)	Includes the impact of approximately 1.0 million shares repurchased since the end of the third quarter for an aggregate amount equal to $18.0 million.

(b)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of the Company’s Senior Notes in the first quarter of 2015.

* Items were tax affected at the Company’s statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.
** Represents mid-point of guidance range.